Exhibit 23.3

October 5, 2020

Baidu, Inc.

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing 100085

People’s Republic of China

Ladies and Gentlemen,

We consent to the references to our firm in the sections titled “Enforceability of Civil Liabilities” and “Legal Matters” in Baidu, Inc.’s registration statement on Form F-3, which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of October 2020, and all amendments or supplements thereto (the “Registration Statement”).

Yours faithfully,

/s/ Han Kun Law Offices
Han Kun Law Offices